Calculation of Filing Fees Table

Form N-2

(Form Type)

Clough Global Dividend and Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security type	Security class title	Fee calculation or carry forward rule	Amount registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee	Carry forward form type	Carry forward file number	Carry forward initial effective date	Filing fee previously paid in connection with unsold securities to be carried forward
Newly Registered Securities
Fees Previously Paid	Equity	Common Shares(2)	457(o)			55,000,000(1)	0.0000927	$5,098.50(3)
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$5,098.50
	Total Fees Previously Paid							$5,098.50
	Total Fee Offsets							-
	Net Fee Due							$0
(1)	Estimated pursuant to Rule 457(o) solely for the purpose of determining the registration fee. In accordance with Rue 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of the common shares on July 18, 2022 as reported on the New York Stock Exchange American. The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale by the Registrant of the securities registered under this registration statement.
(2)	There is being registered hereunder an indeterminate principal amount of common or preferred shares, or subscription rights to purchase common shares, preferred shares or common and preferred shares as may be sold, from time to time. In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $55,000,000.
(3)	$5,098.50 of which has been previously paid.